Exhibit 14.1

FORCE PROTECTION, INC.

CODE OF CONDUCT AND ETHICS

EMPLOYEE GUIDE

Effective March 1, 2010

Force Protection, Inc.

Code of Conduct and Ethics Certification

I hereby certify:

(1)                                  I have received and read Force Protection, Inc.’s Code of Conduct and Ethics Employee Guide;

(2)                                  I have received the Code of Conduct and Ethics Guidelines and Procedures Manual;

(3)                                  I understand that every employee is required to comply with the policies set out in the Code of Conduct and Ethics;

(4)                                  I understand and agree that the Code of Conduct and Ethics is implemented to ensure that all employee conduct is in accordance with applicable laws and Force Protection’s core values:

•                  Resolve conflicts of interest between personal and professional relationships;

•                  Ensure that all public communications made by the Company, including the Company’s annual and quarterly reports, are fully and accurately disclosed in a timely and easily understandable manner;

•                  Comply with all applicable governmental laws, rules and regulations; and

•                  Report promptly any violations of the Company’s guidelines and procedures or the standards of conduct and ethics that are outlined in the Guide and the Manual.

(5)                                  When I have a concern about a possible violation of Force Protection policy, I will report the concern to a manager within my department, the Company’s Legal Department, the Company Compliance Officer, or another contact listed in the Code of Conduct and Ethics; and

(6)                                  I FURTHER UNDERSTAND THAT THE CODE OF CONDUCT AND ETHICS, AS CONTAINED IN THE GUIDELINES AND PROCEDURES MANUAL AND AS CONTAINED HEREIN, IS NOT A CONTRACT AND THAT I, AND THE COMPANY, HAVE THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON AND WITHOUT PAYMENT OF ANY TERMINATION DAMAGES OR SEVERANCE PAY OF ANY KIND.

Signature		Employee ID Number

Print Name	Date	Location

1

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Force Protection, Inc.

Code of Conduct and Ethics Certification

I hereby certify:

(1)                                  I have received and read Force Protection, Inc.’s Code of Conduct and Ethics Employee Guide;

(2)                                  I have received the Code of Conduct and Ethics Guidelines and Procedures Manual;

(3)                                  I understand that every employee is required to comply with the policies set out in the Code of Conduct and Ethics;

(4)                                  I understand and agree that the Code of Conduct and Ethics is implemented to ensure that all employee conduct is in accordance with applicable laws and Force Protection’s core values:

•                  Resolve conflicts of interest between personal and professional relationships;

•                  Ensure that all public communications made by the Company, including the Company’s annual and quarterly reports, are fully and accurately disclosed in a timely and easily understandable manner;

•                  Comply with all applicable governmental laws, rules and regulations; and

•                  Report promptly any violations of the Company’s guidelines and procedures or the standards of conduct and ethics that are outlined in the Guide and the Manual.

(5)                                  When I have a concern about a possible violation of Force Protection policy, I will report the concern to a manager within my department, the Company’s Legal Department, the Company Compliance Officer, or another contact listed in the Code of Conduct and Ethics; and

(6)                                  I FURTHER UNDERSTAND THAT THE CODE OF CONDUCT AND ETHICS, AS CONTAINED IN THE GUIDELINES AND PROCEDURES MANUAL AND AS CONTAINED HEREIN, IS NOT A CONTRACT AND THAT I, AND THE COMPANY, HAVE THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON AND WITHOUT PAYMENT OF ANY TERMINATION DAMAGES OR SEVERANCE PAY OF ANY KIND.

Signature		Employee ID Number

Print Name	Date	Location

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Michael Moody Chief Executive Officer

March 1, 2010

Re:          Code of Conduct and Ethics

Dear Force Protection Employees:

The subject of this booklet is ethics and business conduct, and it is a subject about which all of us should have strong and aligned views.  All Force Protection directors, officers and employees must hold themselves to the highest ethical and legal standards of conduct.  Each employee should be proud to be a part of Force Protection and each employee should recognize that it takes a significant effort to build and maintain a good corporate reputation.

The updated version of the Code of Conduct and Ethics has been divided into two sections. The first part, the Employee Guide, is a summary of our core values. The second part, the Guidelines and Procedures Manual, contains the full content of Force Protection’s guidelines, procedures and policies and is intended to be a reference tool that focuses on areas of ethical risk, provides guidance to help recognize and deal with ethical issues, provides mechanisms to report questionable or unethical conduct, fosters a culture of honesty and accountability, deters wrongdoing and promotes fair and accurate disclosure and financial reporting.

The Force Protection Code of Conduct and Ethics serves as a guide for each director, officer and employee on how to manage, on a daily basis, specific business activities.  Please read it carefully and keep it continually in mind.  There are no easy answers to many ethical issues that a company may face in daily business activities.  When faced with a tough ethical decision, or whenever there is any doubt as to the right thing to do, or if a question is raised, whether it involves the director, officer, employee or not, they should talk to someone such as their supervisor, another manager, or our Compliance Officer.  Further, if a director, officer or employee needs assistance in understanding or interpreting the Code, they should contact their supervisor or the Compliance Officer.  Asking questions or seeking guidance as soon as the issue or concern arises will help the director, officer or employee resolve questions and take appropriate action.

All employees should be proud to be a part of Force Protection, and each employee should recognize that it takes a significant effort to build and maintain a good corporate reputation. I thank you for continuing to keep Force Protection a strong, successful and ethical company.

Sincerely,

Michael Moody

Chief Executive Officer

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Table of Contents

Certification	1

Letter from the President & CEO	3

Table of Contents	5

Our Values & Commitments	7

Our Code: Introduction	8

Reporting Illegal or Unethical Behavior	8

Compliance with Laws, Rules and Regulations	9

Confidentiality	9

Discrimination and Harassment	9

Environmental Health and Safety	9

Protection and Proper Use of Company Assets	10

Conflicts of Interest	10

Financial Integrity	10

Insider Trading	10

Government Contracting	11

Competition and Fair Dealing	11

Record Keeping	11

Changes to and Waivers from the Code	11

Compliance Procedures	12

Company Hotline	13

Speak Up! Be Heard!	14

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OUR VALUES

Force Protection is committed to upholding the highest standards of honest and ethical conduct, which is reflected in our core values:

•                  Resolve conflicts of interest between personal and professional relationships;

•                  Ensure that all public communications made by the Company, including the Company’s annual and quarterly reports, are fully and accurately disclosed in a timely and easily understandable manner;

•                  Comply with all applicable governmental laws, rules and regulations; and

•                  Report promptly any violations of the Company’s standards of conduct and ethics that are outlined in the Code.

OUR COMMITMENTS

Leadership Commitment

The leadership of Force Protection will work diligently to uphold the Company’s reputation for fair and honest dealings with our employees, vendors and customers.  We will foster a culture of integrity and ensure a safe and respectful work environment for all of our employees.

Employee Commitment

Employees of Force Protection are committed to treating each other with courtesy and respect, and to always treating our customers and vendors in a professional manner.  We go the extra mile to get the job done every day.

OUR CODE

The Force Protection Code of Conduct and Ethics Employee Guide
is a summary of selected Force Protection policies and procedures.
The full text of these policies and procedures can be found in the
Code of Conduct and Ethics Guidelines and Procedures Manual.

Introduction

This revised Code of Conduct and Ethics has been separated into two main parts: the Code of Conduct and Ethics Employee Guide (“Guide”) and the Code of Conduct and Ethics Guidelines and Procedures Manual (“Manual”). These two booklets together constitute the Force Protection Code of Conduct and Ethics (“Code”).

The Guide is a summary of Force Protection’s values, policies and procedures. The full text of these policies and procedures can be found in the Manual. Employees who violate the principles outlined in the Code will be subject to disciplinary action. Anyone who is in a situation that may violate or lead to a violation of the Code should follow the guidelines described in the “Compliance Procedures” section of the Guide, consult with a supervisor, utilize the Force Protection Compliance Program, or consult with the Legal Department.

Reporting any Illegal or Unethical Behavior

Employees are subject to disciplinary action if they fail to report a known or suspected violation of the Code.  The Force Protection Compliance Program has been established as a mechanism for individuals to ask questions and report integrity concerns without fear of retaliation.  In addition, supervisors or the Legal Department can be consulted about the best course of action in a particular situation. Any conduct believed in good faith to be a violation or apparent violation of the Code or of the law must be reported immediately.

All reports are taken seriously and are subject to review and investigation. The Audit Committee of the Board of Directors and the Company Compliance Officer shall take all actions they consider appropriate to investigate any violations reported to them. Directors, officers and employees are expected to cooperate in internal investigations of misconduct and to maintain the confidentiality of investigative information unless specifically authorized or required by law to disclose such information. If a violation has occurred, the Company will take such disciplinary or preventative action as it deems appropriate.

The Company strictly prohibits retaliation for reports made in good faith of misconduct by others.

Compliance with Laws, Rules and Regulations

Obedience of the law, both in letter and in spirit, is the Company’s policy. No plan of profit or expediency will excuse any evasion of the letter or intent of this policy. All directors, officers and employees of Force Protection must respect and obey the laws of the cities, states and countries in which we operate. Because laws and regulations can sometimes be hard to understand or interpret, the Legal Department and the Company Compliance Officer are available for guidance.

Particular attention is paid to monitor compliance with federal procurement laws and to follow our procedures for voluntary disclosure of violations and corrective actions taken. Illegal marketing practices, such as giving, taking or promising anything of value to obtain information or to use information to the disadvantage of our competitors is strictly prohibited. Legal advice and assistance are best obtained before commitments are made in order to avoid later legal problems. The Legal Department is the only department within the Company that may procure the services of legal counsel on behalf of the Company.

The Company holds information and training sessions and utilizes online training modules to promote compliance with laws, rules and regulations.

Confidentiality

All employees must maintain the confidentiality of information entrusted to them by the Company or its customers. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even after employment ends.

Discrimination and Harassment

Force Protection is committed to providing equal access and fair treatment to all employees based on merit and will not allow discrimination or harassment based on gender, race, ethnicity, sexual orientation, physical or mental disability, pregnancy, age, religion, veteran status, national origin or any other legally protected status as defined by applicable federal, state or local laws. The Company is also committed to compliance with applicable labor and employment laws and any laws that pertain to the elimination of improper employment discrimination.

Environmental Health and Safety

Force Protection strives to protect the environment and the health and safety of its employees. We will ensure such protection through full compliance with all applicable environmental laws and regulations. To provide each employee with a safe and healthy work environment, each employee must follow safety and health rules and practices and must immediately report any accidents, injuries, or unsafe equipment or conditions to their supervisor.

Protection and Proper Use of Company Assets

The use of Company funds or assets for any illegal or unethical purpose is prohibited. Force Protection employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company equipment should not be used for non-Company business, though incidental personal use may be permitted with proper authorization. Any suspected incident of fraud or theft should be immediately reported to a supervisor, the Legal Department or the Company Compliance Officer for investigation.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights; business, marketing and service plans; engineering and manufacturing ideas; designs; databases; records; salary information and any unpublished financial data. Unauthorized use or distribution of this information is a violation of Company policy and could also be illegal, resulting in civil or even criminal penalties.

Conflicts of Interest

It is the Company’s policy that employees avoid conflicts of interest, or even the appearance of such, between their obligations to the Company and their personal affairs. A conflict may arise if you take action or have an interest that may make it difficult for you to perform your work objectively and effectively. Conflicts of interest may not always be clear-cut or obvious, so if you have a question, you should consult with your supervisor or the Legal Department.

Financial Integrity

Undisclosed or unrecorded funds or assets and false entries on the books or records of the Company and its subsidiaries are strictly prohibited. The Company’s financial books, records and statements shall properly document all assets and liabilities, reflect all transactions of the Company and shall be retained in accordance with the Company’s record retention policies and all applicable laws and regulations. No payment on behalf of the Company shall be made or approved with the understanding that it will be used, or might be used, for something other than its stated purpose. Documents must not be altered, or signed by those lacking proper authority.

Insider Trading

Insider trading refers to trading in a company’s securities on the basis of “material non-public information.”  Information that could, if made public, affect the market value of a company’s securities or influence investor decisions is considered “material non-public information.” Such information may include financial data, merger discussions, award or cancellation of a major contract, changes in key management, forecasts of financial results and the gain or loss of a substantial customer or supplier. An “insider” includes not only directors and officers of a company but also anyone who possesses material information on a company’s affairs that has not been disclosed to the general public. Force Protection requires full compliance with federal and state securities laws, and there could be substantial civil and criminal penalties for anyone who fails to comply. Any questions about compliance with these laws should be referred to the Legal Department.

Government Contracting

Company policy mandates compliance with the antibribery and internal accounting control provisions of the Foreign Corrupt Practices Act (“FCPA”) to ensure that no improper gifts, business courtesies or offers of anything of value are provided to foreign government officials. Offers of business courtesies to U.S. Government personnel, with very limited exceptions, are also prohibited. Compliance with the Anti-Kickback Act concerning Company contracting and subcontracting relationships under U.S. Government contracts is also required.

Force Protection will strictly observe the laws, rules and regulations that govern the procurement of goods and services by any governmental agency of any country. While this type of information relates primarily to standards required in contracting with the U.S. Government, anyone who deals with any governmental entity is responsible for learning and complying with all rules that apply to procurement by that entity.

Competition and Fair Dealing

At Force Protection, we seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and never through unethical or illegal business practices. Generally, U.S. antitrust laws prohibit restrictive business practices that may reduce competition without providing beneficial effects to consumers. Examples include agreements or understandings among competitors to fix or control prices, the boycott of specified suppliers or customers, allocation of customers or territories with competitors or limiting the production or sale of products. Such agreements are against public policy and are against the policies of the Company. You should never engage in discussions of such matters with representatives of other companies, and you should report to the Legal Department if such discussions are initiated by other companies or individuals.

Contracts or other arrangements that involve exclusive dealing, tie-in sales, discrimination in price and other terms of sale may also be illegal. This includes both domestic business and international operations. Taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice is strictly prohibited. Because of the complexity of antitrust laws, advice must be sought from the Legal Department on related questions.

Record Keeping

Force Protection requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform to applicable legal requirements and to the Company’s system of internal controls.

Changes To and Waivers From the Code of Conduct and Ethics

From time to time, the Company may waive some provisions of the Code. Any change to, or waiver of, the Code for any director or executive officer may only be made in writing by the Audit Committee of the Board of Directors. Any waiver for other employees may be made only in writing by the Company Compliance Officer. Such changes and waivers should be promptly disclosed as required by law or stock exchange regulation.

Compliance Procedures

As part of the Compliance Program, the Company has established a 24-hour, toll-free Company Hotline monitored by a professional, independent contractor through which concerns, questions or suspected violations of laws, Company policies or the Code may be reported.  While reports to the Company Hotline can be made anonymously, it is not intended to replace normal supervisory channels for reporting questionable conduct or seeking advice about appropriate ethical behavior.

How to handle questions, concerns or to report suspected violations:

FIRST

Define the concern by answering the following questions:

(a)                                  What is the question, concern or complaint?

(b)                                 When did the question, concern or complaint surface?

(c)                                  Where did the incident happen?

NEXT

Locate and review the Code (either from the Legal Department, the Company’s intranet site or the Company’s corporate website at www.forceprotection.net).

OR

If you do not have access to the internet, or if your question or concern is not resolved by reference to the Code, you should raise the concern or report the suspected violation in one of the following ways:

(a)                                  Communicate your concern to whomever you feel most comfortable:

•                  Your supervisor or manager,

•                  The next level of management, or

•                  The appropriate human resources or legal department representative.

(b)                                 Utilize the Force Protection Compliance Program:

•                  Call the confidential Company Hotline (toll-free) at:  800.695.5218,

•                  Send an email to the Company Compliance Officer at:  Compliance@forceprotection.net**, or

•                  Write to the Company Compliance Officer at:  9801 Highway 78, Building 1, Ladson, SC  29456.

Force Protection directors, officers and employees at all levels are prohibited from retaliating against anyone who, in good faith, raises an issue regarding a concern, question or possible violation of law or Company policy. Such retaliation can include, but is not limited to, discharge, demotion, suspension, threats or harassment.  The employee’s confidentiality will be protected to the extent possible, consistent with law, Company policy and the requirements necessary to conduct an effective investigation.

**Please note that in most cases, email communication cannot be sent anonymously.  To ensure complete anonymity, please report any concerns to the toll-free Company Hotline or to the address listed above.

Force Protection is committed to operating in compliance with the law and in conformity with the highest standards of business conduct.

If you have any concerns or questions about possible fraud, misconduct, or violations of Export Control laws or the Force Protection Code of Conduct and Ethics, please report your concerns to the Company Compliance Officer.

Call (toll-free):

COMPANY HOTLINE:

1-800-695-5218

The Company Hotline is available 24 hours a day, 7 days a week to anyone, including employees, vendors, contractors and customers.
You have the option to remain anonymous.

Or write to:

Force Protection, Inc.

Compliance Officer

9801 Highway 78, Bldg. 1

Ladson, South Carolina 29456

Or Email:

Compliance@forceprotection.net**

To encourage reports of any violations or concerns, the Company WILL NOT tolerate or allow retaliation against anyone making a report in good faith.  Confidentiality of reports will be protected to the extent possible, consistent with law, Company policy, and the requirements necessary to conduct an effective investigation.

**Please note: In most cases, email communication cannot be sent anonymously.
To ensure complete anonymity, please report any concerns to the toll-free
Company Hotline or to the address listed above.

Speak Up! Be Heard!

What is Speaking Up?

Speaking up is the act of doing any of the following:

•                  Raising a concern over an action that seems to violate a law or Company policy

•                  Raising a question on legal compliance, policies or business ethics

•                  Reporting wrongdoing, misconduct or behavior that conflicts with generally accepted ethical behavior

Why is it important to Speak Up?

We cannot live up to our commitment to integrity if our employees do not speak up. Employees have an obligation to raise concerns about possible misconduct as reflected in the Code of Conduct and Ethics. By raising concerns, employees help protect themselves, their coworkers and the Company.

When should I come forward and raise a concern?

You should come forward and raise a concern when you encounter any of the following:

•                  You are unsure about the proper course of action and need advice

•                  You believe that another employee has done, is doing, or may be about to do something that violates the law or Company policies

Why don’t employees raise their concerns?

Several perceptions, based on past experience or rumor, deter employees from speaking up. These reasons include:

•                  Fear of retaliation

•                  Belief that nothing will happen

•                  Reluctance to get others in trouble

•                  Fear that management will not be supportive

Will my report be kept confidential?

You may report your concerns to the Company Hotline or write to the Company Compliance Officer and remain completely anonymous. If your concern is reported through other channels, management will handle the report with discretion and reveal your identity only to those individuals who are involved in the review or investigation of the report, and as required by law.

Will the Company protect me from retaliation if I speak up?

Yes. Force Protection has a strict non-retaliation policy that protects employees from being harassed if a report or concern has been made in good faith, even if it turns out that the reported conduct was permissible.

COMPANY HOTLINE:

1-800-695-5218

The Company Hotline is available 24 hours a day, 7 days a week to anyone, including employees, vendors, contractors and customers.
You have the option to remain anonymous.

© 2010 Force Protection, Inc.  All Rights Reserved.